Exhibit 99.1

B&G Foods Announces Public Offering of Senior Notes

PARSIPPANY, N.J., May 20, 2013 — B&G Foods, Inc. (NYSE: BGS) announced today its intention to offer, subject to market and other conditions, $700.0 million aggregate principal amount of senior notes due 2021 (the “Notes”), pursuant to an automatic shelf registration statement filed today with the Securities and the Exchange Commission.  The Notes will be guaranteed on a senior unsecured basis by certain subsidiaries of B&G Foods.

B&G Foods intends to use the proceeds of the offering to purchase all $248.5 million aggregate principal amount of its existing 7.625% senior notes due 2018 pursuant to a cash tender offer announced today, or otherwise redeem the existing notes, repay $222.2 million aggregate principal amount of tranche B term loans and approximately $40.0 million of revolving loans under B&G Foods’ credit agreement, and to pay related premiums, fees and expenses.  B&G Foods intends to use any remaining net proceeds for general corporate purposes.  However, there can be no assurances that the offering of the Notes or the cash tender offer will be completed as described herein or at all.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The offering is being made only by means of a prospectus and the related prospectus supplement.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Style, Old London, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2012 filed on February 26, 2013.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214